                     [LETTERHEAD OF SHUSTAK JALIL & HELLER]

May 4, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                           RE:      Axxbiz.com, Inc.

Dear Sir/Madam:

         We have been requested to render this opinion as counsel for Axxbiz.com, Inc. a Florida corporation (the "Company").

         In our opinion, the shares issued were duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

         We consent to the filing of the opinion as part of the Registration Statement of the Company.

Sincerely,

SHUSTAK JALIL & HELLER


By:   /s/Richard S. Heller
      --------------------
         Richard S. Heller